Exhibit 10.1

PortalPlayer, Inc.

3255 Scott Boulevard, Bldg. 1

Santa Clara, CA 95054

February 15, 2005

Mr. Henry Denero

1255 Hillcrest Avenue

Pasadena, CA 91106

Dear Henry:

On behalf of PortalPlayer, Inc. (the “Company”), I am pleased to inform you that you have been elected to the Board of Directors (the “Board”) of the Company. Your initial term of election shall be until the 2005 Annual Meeting of Stockholders.

1. Committees. Upon your acceptance of this offer, you will become a member of the Audit Committee. The Board currently intends to consider a resolution electing you Chairman of the Audit Committee at the next Board meeting. You may be asked to serve on additional committees.

2. Compensation. The Company will reimburse you for reasonable expenses in connection with attendance at Board and committee meetings. In connection with your service as a director, you will receive annual compensation of $10,000 and if elected as the Audit Committee chairman, you will receive additional annual compensation of $40,000, to be paid in quarterly installments. All annual compensation will be pro rated for the portion of the year during which you are a director and chairman of the Audit Committee. In addition, you will receive compensation of $2,000 for each full Board meeting attended in person, $1,000 for each full Board meeting attended via teleconference and such committee compensation as applicable. You will not receive any additional compensation for committee meetings if you are elected chairman of the committee.

3. Stock Options. Upon your acceptance of this offer, you will be granted an option to purchase 41,666 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2004 Stock Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement. In addition, immediately after each of our regularly scheduled annual meetings of stockholders, you will be granted an option to purchase 9,166 shares of the Company’s Common Stock, provided you are still a director and that you have served on the Board for at least six months. These option shares will vest and become exercisable on the first anniversary of the date of grant or immediately prior to our next annual meeting of stockholders, if earlier.

4. Indemnification. The Company carries Directors and Officers Insurance and has Indemnification Agreements with directors on the Board. It is your responsibility to familiarize yourself with the insurance and indemnification agreement.

Mr. Henry Denero

February 15, 2005

5. Entire Agreement. This letter supersedes and replaces any prior representations, understandings or agreements, whether oral, written or implied, between you and the Company.

I hope that you will accept our offer to join the Board of Directors of the Company and I look forward to working with you. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate originals of this letter agreement and returning it to me. This offer, if not accepted, will expire at the close of business on February 16, 2005.

If you have any questions, please call me at 408 857 3750.

Very truly yours,

PORTALPLAYER, INC.

/s/ Richard Sanquini
Richard Sanquini
Chairman of the Board

I have read and accept this offer:

/s/ Henry DeNero
Signature of Henry Denero

Dated: February 15, 2005